EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-155411) of Cedar Shopping Centers, Inc.,
(2)	Registration Statement (Form S-3 No. 333-164715) of Cedar Shopping Centers, Inc.,
(3)	Registration Statement (Form S-3 No. 333-169035) of Cedar Shopping Centers, Inc., and
(4)	Registration Statement (Form S-8 No. 333-118361) pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan of Cedar Shopping Centers, Inc.;
of our reports dated March 15, 2011, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc., and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
New York, New York
March 15, 2011